As filed with the Securities and Exchange Commission on May 10, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

PHI, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0395707
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 S.E. Evangeline Thruway Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

PHI, Inc. Long-Term Incentive Plan

(Full title of the plan)

Michael J. McCann

Chief Financial Officer and Secretary

PHI, Inc.

2001 S.E. Evangeline Thruway

Lafayette, Louisiana 70508

(337) 235-2452

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Dionne M. Rousseau

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

8555 United Plaza Boulevard, Suite 500

Baton Rouge, Louisiana 70809

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Non-Voting Common Stock (par value $0.10 per share)	750,000 shares	$23.56(2)	$17,670,000(2)	$2,024.98

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our non-voting common stock, the number of shares registered shall be increased automatically to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low price per share of our non-voting common stock on the NASDAQ Global Market on May 7, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the PHI, Inc. Long-Term Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by PHI, Inc. (the “Company” or the “Registrant”) with the Commission, are incorporated herein by reference:

(a) The Company’s latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of the Company’s non-voting common stock included in Item 1 of Form 8-A filed with the Commission on July 13, 1981, as amended by Form 8-A/A filed with the Commission on December 1, 1995.

All reports and other documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant Commission filing, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Section 83 of the Louisiana Business Corporation Law (the “LBCL”) (i) gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; (ii) subject to specific conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) authorizes Louisiana corporations to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, authorization of shareholders or otherwise.

Our articles of incorporation limit the liability of our directors and officers to us and our shareholders for breach of fiduciary duty to the fullest extent permitted by the LBCL, and confirm the authority of our board of directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law, (ii) enter into contracts with directors and officers providing for limitation of liability and indemnification to the fullest extent permitted by law and (iii) exercise its powers to procure directors’ and officers’ liability insurance pursuant to La. R.S. 12:83F. Our articles of incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person’s entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.

Our amended and restated by-laws expressly provide for the indemnification of directors, officers and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit, or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is our director, officer, or employee.

We have entered into indemnification contracts with our directors that provide for the elimination, to the fullest extent permitted by law, of any director’s liability to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director and will provide the contracting director with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of directors, whether such acts or omissions occurred before or after the effective date of the contract.

In addition, we maintain a directors’ and officers’ insurance policy, which is designed, among other things, to reimburse us for any payments made by us pursuant to our indemnification obligations.

The foregoing is only a general summary of certain aspects of Louisiana law and our governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the LBCL, our articles of incorporation, our amended and restated by-laws, and our indemnification contracts with our directors, the last three of which are on file with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages of this Registration Statement).

99.1	PHI, Inc. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on May 9, 2012).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on May 10, 2012.

PHI, INC.

By:	/s/ Michael J. McCann
Michael J. McCann
Chief Financial Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Al A. Gonsoulin and Michael J. McCann, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on May 10, 2012.

Signature	Title

/s/ Al A. Gonsoulin Al A. Gonsoulin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Lance F. Bospflug Lance F. Bospflug	President, Chief Operating Officer, and Director

/s/ Michael J. McCann Michael J. McCann	Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)

/s/ Arthur J. Breault, Jr. Arthur J. Breault, Jr.	Director

/s/ Didier Keller Didier Keller	Director

/s/ C. Russell Luigs C. Russell Luigs	Director

S-1

/s/ Richard H. Matzke Richard H. Matzke	Director

/s/ Thomas H. Murphy Thomas H. Murphy	Director

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages of this Registration Statement).

99.1	PHI, Inc. Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed on May 9, 2012).